Exhibit 4.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

NEXCELLA, INC.,

a Delaware corporation,

WITH AND INTO

IMMIX BIOPHARMA, INC.,

a Delaware corporation

Immix Biopharma, Inc., a Delaware corporation (the “Parent”), hereby certifies that:

FIRST: The Parent owns at least 90% of the outstanding shares of each class of the stock of Nexcella, Inc., a Delaware corporation (the “Sub”), that, absent Section 253(a) of the General Corporation Law of the State of Delaware (the “DGCL”), would be entitled to vote on a merger.

SECOND: The board of directors of the Parent, on May 17, 2024, adopted the following resolution to merge the Sub with and into the Parent, with the Parent as the surviving corporation, in accordance with Section 253 of the DGCL:

“WHEREAS, Immix Biopharma, Inc., a Delaware corporation (the “Parent”), owns at least 90% of the outstanding shares of each class of the stock (the “Sub Shares”) of Nexcella, Inc., a Delaware corporation (the “Sub”), that, absent Section 253(a) of the General Corporation Law of the State of Delaware (the “DGCL”), would be entitled to vote on a merger.

NOW, THEREFORE, BE IT RESOLVED, that the merger of the Sub with and into the Parent with the Parent as the surviving corporation (the “Surviving Corporation”), in accordance with Section 253 of the DGCL and with the effects of Section 259 of the DGCL (the “Merger”), is advisable, authorized, and approved.

RESOLVED, that, upon the effectiveness of certificate of ownership and merger effecting the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of the Parent, the Sub, or the holders of the Sub Shares, each Sub Share issued and outstanding immediately prior to the Effective Time held by the Parent shall be automatically cancelled and cease to exist and no payment or distribution shall be made with respect thereto.

RESOLVED, that, upon the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Sub, or the holders of the Sub Shares, each Sub Share issued and outstanding immediately prior to the Effective Time (other than those held by the Parent or Dissenting Shares (as defined below)) shall be automatically converted into the right to receive 3.13 shares of the $0.0001 par value Common Stock of the Parent (the “Parent Shares”) and cease to exist and, upon surrender of a certificate representing the Sub Share(s) for cancellation (duly endorsed in blank or accompanied by duly executed stock powers with appropriate transfer stamps (if any) affixed thereto), to the Surviving Corporation, the Surviving Corporation shall issue to the holder of such surrendered certificate a certificate or notice of book entry representing the Parent Shares to which such holder is entitled as provided above, less any required withholding of taxes.

RESOLVED, that, notwithstanding the foregoing, each Sub Share held by a holder entitled to appraisal rights under Section 262 of the DGCL who shall have properly demanded and perfected and not withdrawn, waived, or lost appraisal rights with respect to his, her, or its Sub Shares under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive Parent Shares but shall be cancelled, cease to exist, and represent only those rights provided under Section 262 of the DGCL; provided, that each Dissenting Share held by a holder who shall have failed to properly demand and perfect or withdrawn, waived, or lost his, her, or its rights to appraisal of such Dissenting Shares under Section 262 of the DGCL shall be treated as if, as of the Effective Time, it had been converted into the right to receive the applicable Parent Shares without any interest thereon and cease to exist, subject to the terms and conditions set forth above.

RESOLVED, that the officers of the Parent be, and each hereby is, authorized, empowered, and directed to make, execute, and acknowledge a certificate of ownership and merger effecting the Merger and to file (or cause the filing of) such certificate with the Secretary of State of the State of Delaware and do all other acts and things that may be necessary or advisable to carry out and effectuate the purpose and intent of the foregoing resolutions.”

[Signature Page Follows]

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IN WITNESS WHEREOF, Immix Biopharma, Inc. has caused this Certificate of Ownership and Merger to be executed on May 19, 2024.

IMMIX BIOPHARMA, INC.

By:	/s/ Ilya Rachman
Name:	Ilya Rachman
Title:	President and Chief Executive Officer

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